                                                                   Exhibit 10.33

                                    CVC, INC.

                            STOCK PURCHASE AGREEMENT

                          Dated as of December 10, 1998

                                    CVC, INC.

                            STOCK PURCHASE AGREEMENT

                          Dated as of December 10, 1998

                                      INDEX

ARTICLE I

PURCHASE AND SALE OF SHARES.................................................1
      1.1   Purchase and Sale...............................................1
      1.2   Purchase and Sale of Warrant....................................1
      1.3   The Conversion Shares...........................................2
      1.4   Initial Closing.................................................2
      1.5   Second Closing..................................................2
      1.6   Use of Proceeds.................................................2

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY.................................................................3
      2.1   Organization and Corporate Power................................3
      2.2   Authorization...................................................3
      2.3   Government Approvals............................................4
      2.4   Authorized and Outstanding Stock................................4
      2.5   Subsidiaries....................................................5
      2.6   Financial Information...........................................6
      2.7   Events Subsequent to the Date of the Financial Statements.......6
      2.8   Litigation......................................................7
      2.9   Compliance with Laws and Other Instruments......................7
      2.10  Taxes...........................................................7
      2.11  Real Property...................................................8
      2.12  Personal Property...............................................8
      2.13  Patents, Trademarks, etc........................................8
      2.14  Agreements of Directors, Officers and Employees.................9
      2.15  Governmental and Industrial Approvals...........................9
      2.16  Federal Reserve Regulations....................................10
      2.17  Contracts and Commitments......................................10
      2.18  Securities Act.................................................10
      2.19  Registration Rights............................................10
      2.20  Insurance Coverage.............................................10
      2.21  Employee Matters ..............................................10

      2.22  No Brokers or Finders..........................................11
      2.23  Transactions with Affiliates...................................11
      2.24  Assumptions, Guarantees, etc. of Indebtedness of Other Persons.11
      2.25  Restrictions on Subsidiaries...................................11
      2.26  Environmental Matters..........................................11
      2.27  U.S. Real Property Holding Corporation.........................12
      2.28  Foreign Corrupt Practices Act..................................13
      2.29  Corporate Records..............................................13
      2.30  Management Presentation........................................13
      2.31  Intentionally Omitted..........................................13
      2.32  Disclosures....................................................13

ARTICLE III

AFFIRMATIVE COVENANTS OF THE COMPANY.......................................14
      3.1   Accounts and Reports...........................................14
      3.2   Payment of Taxes...............................................15
      3.3   Maintenance of Key Man Insurance...............................15
      3.4   Compliance with Laws, etc......................................16
      3.5   Inspection.....................................................16
      3.6   Corporate Existence; Ownership of Subsidiaries.................16
      3.7   Compliance with ERISA..........................................16
      3.8   Board Approval.................................................17
      3.9   Financings.....................................................17
      3.10  Board of Directors Meetings....................................17
      3.11  Rule 144A Information..........................................17
      3.12  Regular Course of Business.....................................17
      3.13  Intentionally Omitted..........................................18
      3.14  Insurance......................................................18
      3.15  Maintenance of Properties......................................18

ARTICLE IV

NEGATIVE COVENANTS OF THE COMPANY..........................................18
      4.1   Intentionally Omitted..........................................18
      4.2   Dealings with Affiliates.......................................18
      4.3   Limitation on Restrictions on Subsidiary Dividends and Other
              Distributions................................................18
      4.4   No Conflicting Agreements......................................19
      4.5   Compensation; Consulting and Other Agreements..................19
      4.6   Limitations on Indebtedness....................................19
      4.7   Other Negative Covenants.......................................19

ARTICLE V

INVESTMENT REPRESENTATIONS.................................................20
      5.1   Representations and Warranties.................................21
      5.2   Permitted Sales; Legends.......................................22

ARTICLE VI

CONDITIONS OF PURCHASERS' OBLIGATION ......................................23
      6.1   Effect of Conditions...........................................23
      6.2   Representations and Warranties.................................23
      6.3   Performance....................................................23
      6.4   Amendment to Certificate of Incorporation......................23
      6.5   Warrant Agreement..............................................23
      6.6   Opinion of Counsel.............................................23
      6.7   Certified Documents, etc.......................................23
      6.8   No Material Adverse Change.....................................24
      6.9   Stockholders Agreement.........................................24
      6.10  Registration Rights Agreement..................................24
      6.11  Employee Confidentiality and Invention Assignment Agreement....24
      6.12  Board Election.................................................24
      6.13  Consents and Waivers...........................................24
      6.14  Series C Preferred Stock Certificates..........................24

ARTICLE VII

CONDITIONS OF THE COMPANY'S OBLIGATION.....................................25
      7.1   Effect of Conditions...........................................25
      7.2   Representations and Warranties; Performance....................25
      7.3   Stockholders' Agreement........................................25
      7.4   Registration Rights Agreement..................................25
      7.5   Consideration for the Shares...................................25

ARTICLE VIII

[INTENTIONALLY OMITTED]....................................................25


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

ARTICLE IX

CERTAIN DEFINITIONS........................................................25

ARTICLE X

TERMINATION 29
     10.1   Termination by Mutual Written Consent..........................29
     10.2   Termination for Breach.........................................29
     10.3   Termination for Delay..........................................29
     10.4   Rights After Termination.......................................29

ARTICLE XI

MISCELLANEOUS..............................................................29
     11.1   Survival of Representations....................................29
     11.2   Parties in Interest............................................29
     11.3   Shares Owned by Affiliates.....................................30
     11.4   Amendments and Waivers.........................................30
     11.5   Notices........................................................30
     11.6   Expenses.......................................................31
     11.7   Counterparts...................................................31
     11.8   Effect of Headings.............................................31
     11.9   Adjustments....................................................31
     11.10  Governing Law..................................................31
     11.11  Confidentiality................................................32
     11.12  Assignment.....................................................32
     11.13  Waiver of Jury Trial...........................................33

                                      December 10, 1998

To:   The Persons Listed on
      Schedule 1.1 attached hereto

Re:   Series C Senior Convertible Redeemable Preferred Stock

Gentlemen:

      CVC, Inc., a Delaware corporation (the "Company"), hereby agrees with you as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

      1.1 Purchase and Sale. Subject to the terms and conditions hereinafter set forth, at the Closing (as defined below) the Company shall issue and sell to each of the persons listed on Schedule 1.1 hereto (collectively, the "Purchasers" and individually, a "Purchaser"), and each Purchaser shall purchase from the Company, the number of shares of the Company's Series C Senior Convertible Redeemable Preferred Stock, $.01 par value per share (the "Series C Preferred Stock"), set forth opposite the name of such Purchaser on Schedule 1.1, for the aggregate purchase price set forth opposite the name of such Purchaser on such Schedule. The aggregate number of shares to be sold and purchased pursuant to this Section 1.1 shall be One Hundred Thousand (100,000) for an aggregate purchase price of Ten Million Dollars ($10,000,000) payable as provided in Section 1.4. The Series C Preferred Stock shall have the rights, terms and privileges set forth on Exhibit A attached hereto. The shares of Series C Preferred Stock purchased pursuant to this Section 1.1, together with the shares of Series C Preferred Stock purchased pursuant to Section 1.5, are referred to herein as the "Purchased Shares." Terms used herein as defined terms that are not defined in the context hereof shall have the meaning set forth in
Article IX.

      1.2 Purchase and Sale of Warrant. At the Closing, the Company will sell to the Purchasers a warrant (the "Warrant") at a price of $10.00 per warrant to purchase 200,000 shares of the Company's Common Stock. The Warrant will be issued pursuant to a Warrant Agreement in the form of Exhibit B attached hereto (the "Warrant Agreement"). The warrants to be issued to each Purchaser is set forth in Schedule 1.1. The number of shares of Common Stock issuable upon exercise of the Warrant purchased pursuant to this Section 1.2 are referred to herein as the "Warrant Shares." The Company has authorized and reserved and hereby covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of authorized but unissued shares of Common Stock for issuance upon exercise of the Warrant.

      1.3 The Conversion Shares. The Company has authorized and reserved and hereby covenants that it will continue to reserve, free of any preemptive rights or encumbrances, a sufficient number of its authorized but previously unissued shares of common stock, $.01 par value per share (the "Common Stock") and shares of Series D Redeemable Preferred Stock, $.01 par value per share ("Series D Preferred Stock"), to satisfy the rights of conversion or redemption (as the case may be) of the holders of the Purchased Shares and the Warrant Shares. The shares of Common Stock and Series D Preferred Stock issued or issuable upon conversion or exchange (as the case may be) of the Purchased Shares and Warrant Shares are referred to herein as the "Conversion Shares."

      1.4 Initial Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, a closing (the "Initial Closing") of the sale and purchase of the Purchased Shares specified in Section
1.1 above shall take place at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts, at 10:00 A.M., on December 10, 1998, or such other date, time and place as shall be mutually agreed upon by the Company and the Purchasers (the "Initial Closing Date"). At the Initial Closing, the Company will deliver the Purchased Shares being acquired by each Purchaser in the form of a certificate issued in such Purchaser's name, upon receipt by the Company of payment of the full purchase price therefor by or on behalf of each Purchaser to the Company by check or by wire transfer of immediately available funds.

      1.5 Second Closing. Upon the election of the Company, a second closing (the "Second Closing") of the sale and purchase of up to 100,000 shares of Series C Preferred Stock by Purchasers on the same terms and conditions set forth herein for aggregate consideration to be determined by the Company, of between five million dollars ($5,000,000) and ten million dollars ($10,000,000), shall take place at the offices of Hutchins, Wheeler & Dittmar, located at 101 Federal Street, Boston, Massachusetts, at 10:00 A.M., on such date as determined by the parties hereto (the "Second Closing Date"), which date shall be no later than ninety (90) days after the Initial Closing Date. At the Second Closing, the Company will deliver the Purchased Shares and the Warrant being acquired by the Purchaser in the form of a certificate issued in such Purchaser's name upon receipt by the Company of payment of the purchase price therefor by or on behalf of each Purchaser to the Company by check or wire transfer of immediately available funds. For the purposes of this Agreement, unless otherwise indicated, the term "Closing" refers to the closing of the purchase and sale of the Purchased Shares and the Warrant at the Initial Closing or the Second Closing, as the case may be and the term "Closing Date" refers to the date of such closing. Notwithstanding the foregoing, the Purchasers shall retain the right to decline to participate in the Second Closing if, in Purchasers' sole discretion, the Purchasers determine that there has occurred a material adverse change in the business, operations and/or conditions (financial or otherwise) of the Company subsequent to the Initial Closing.

      1.6 Use of Proceeds. As an integral part of the purpose and structure of the financing contemplated herein, the Company shall use the proceeds received upon the sale of the Purchased Shares at the Closing to fund general working capital, including, but not limited to, working capital for product development, possible acquisitions of businesses, repayment of debt, enhancement of the Company's sales and marketing capabilities, and research and development, all as determined by the Company's Board of Directors, subject to the compliance with the covenants and agreements contained herein and in the Company's Certificate of Incorporation, as amended. Notwithstanding the foregoing, the Company may utilize up to all of the proceeds received from the sale of Purchased Shares at the Second Closing to either (i) redeem any shares of capital stock owned by any of the stockholders of the Company (but not to pay a dividend with respect to such shares) or (ii) to acquire substantially all of the assets, or a majority of the outstanding shares or other equity interests of any corporation, partnership, limited liability company or other entity, provided that if the proceeds from the Second Closing are to be used for the purpose set forth this paragraph (ii), the Company must notify the Purchasers of this intent in writing and must receive the written consent of the Purchasers to consummate any such transaction prior to the Second Closing, and provided further that if the Purchasers do not consent to any such transaction then the Purchasers in their sole discretion may decline to participate in the Second Closing.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

      In order to induce the Purchasers to purchase the Purchased Shares and the Warrant, the Company makes the following representations and warranties which shall be true, correct and complete in all respects on the date hereof and shall be true, correct and complete in all respects as of the Initial Closing.

      2.1 Organization and Corporate Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary and where the failure to so qualify would have a material adverse impact on the business, condition (financial or otherwise) or operations of the Company.

      2.2 Authorization. The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Warrant Agreement, the Amended and Restated Stockholders Agreement referred to in Section 6.7 (the "Stockholders Agreement"), the Amended and Restated Registration Rights Agreement referred to in Section 6.8 (the "Registration Rights Agreement"), the Employee Confidentiality and Invention Assignment Agreement referred to in Section 6.9 (the "Confidentiality and Invention Assignment

Agreement") and any other agreements or instruments executed by the Company in connection herewith or therewith (collectively, the "Related Agreements"), and the consummation of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Purchased Shares, the Warrant, the Warrant Shares issuable upon exercise of the Warrant and the Conversion Shares issuable upon conversion of the Purchased Shares. Sufficient shares of authorized but unissued Common Stock and sufficient shares of authorized but unissued shares of Series D Preferred Stock have been reserved for issuance upon conversion of the Purchased Shares and the Warrant Shares. The issuance of the Purchased Shares and the Warrant does not, the Warrant Shares issuable upon exercise of the Warrant and the Conversion Shares upon conversion of the Purchased Shares will not, require any further corporate action and is not and will not be subject to any preemptive right, right of first refusal or the like. This Agreement, the Related Agreements and the other agreements and instruments executed by the Company in connection herewith or therewith will each be a valid and binding obligation of the Company enforceable in accordance with its terms.

      2.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement, any of the Related Agreements and any other agreements or instruments executed by the Company in connection herewith or therewith, or in connection with the issuance of the Purchased Shares and Warrant or the issuance of the Warrant Shares upon exercise of the Warrant or the Conversion Shares upon conversion of the Purchased Shares and Warrant Shares, except for (i) those which have already been made or granted and (ii) the filing of registration statements with the Securities and Exchange Commission (the "Commission") and any applicable state securities commission.

      2.4 Authorized and Outstanding Stock.

            (a) The authorized capital stock of the Company (immediately prior to the Closing and the transactions contemplated by Section 1.3 hereof) will consist of (i) 50,000,000 shares of Common Stock, (ii) 2,500 shares of Series A Preferred Stock, and (iii) 100,000 shares of Series B Preferred Stock, (iv) 200,000 shares of Series C Preferred Stock and (v) 200,000 shares of Series D Preferred Stock.

            (b) The issued and outstanding capital stock of the Company (immediately prior to the Initial Closing and the transactions contemplated by Section 1.3 hereof) will consist of (i) 1,586,897 shares of Common Stock, (ii) 1,685 shares of Series A Preferred Stock, (iii) 60,492 shares of Series B Preferred Stock, (iv) no shares of Series C Preferred Stock, and (v) no shares of Series D Preferred Stock. In addition, (i) 4,044,000 shares of Common Stock have been reserved for issuance upon the conversion of the Series A Preferred Stock, (ii) 3,629,520 shares of Common Stock have been reserved for issuance upon the conversion of the Series B Preferred Stock, (iii) 3,048,780 shares have been reserved for issuance upon the conversion of the Series C Preferred Stock,
(iv) options to purchase 2,650,460 shares of

Common Stock have been granted and are unexercised under the Company's Stock Option Plan and options for 1,350,993 shares of Common Stock are available for future grants under the Company's Stock Option Plan and (v) 1,186,140 shares of Common Stock has been reserved for issuance upon the exercise of a warrant, dated May 22, 1995 (the "Seagate Warrant"), held by Seagate Technology, Inc., a Delaware corporation ("Seagate"). Two Hundred Thousand (200,000) shares of Series D Preferred Stock have been reserved for issuance upon conversion of the Series C Preferred Stock. All of the issued and outstanding shares of Common Stock are, and when issued in accordance with the terms hereof, the Purchased Shares, the Warrant Shares and the Conversion Shares will be duly authorized and validly issued and fully paid and non-assessable, with no personal liability attaching to the ownership thereof and will be free and clear of all Liens, claims, charges, Encumbrances, or transfer restrictions imposed by or through the Company, except for restrictions imposed by Federal or state securities or "blue sky" laws and except for those imposed pursuant to this Agreement, the Stockholders Agreement or the Registration Rights Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the certified corporate charter of the Company delivered under Section 6.7 hereof and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with their terms and in accordance with applicable law.

            (c) Except as set forth in Schedule 2.4(c) hereto or as provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (iv) there are no agreements, written or oral, between the Company and any holder of its capital stock or among any holders of its capital stock, relating to the acquisition, disposition or voting of the capital stock of the Company. Except as provided in this Agreement, no person or entity is entitled to (i) any preemptive right, right of first refusal or similar rights granted by the Company with respect to the issuance of any capital stock of the Company, or (ii) any rights granted by the Company with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the "Act"). All of the issued and outstanding shares of the Company's capital stock have been offered, issued and sold by the Company in compliance with applicable Federal and state securities laws.

            (d) Set forth on Schedule 2.4(d) is (i) a complete and accurate table of the Company's capitalization, and (ii) a true and complete list of the shareholders of the Company, showing the number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or other securities of the Company (including indebtedness convertible into capital stock) held by each shareholder immediately prior to the Closing (but without giving effect to the consummation of the transactions contemplated hereby).

      2.5 Subsidiaries. Except as set forth in Schedule 2.5, the Company has no Subsidiaries nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including, without limitation, any officer, director or shareholder. Except as set forth on Schedule 2.5, the Company owns of record and beneficially, free and clear of all Liens, charges, restrictions, claims and Encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries.

      2.6 Financial Information. The Company has previously delivered to the Purchasers the financial statements of the Company and each Subsidiary for each of the fiscal years ended September 30, 1996, September 30, 1997 and September 30, 1998 audited by PriceWaterhouseCoopers, LLP, the Company's certified public accountants (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, are in accordance with the books and records of the Company, were prepared in accordance with GAAP and present fairly, on a basis consistent with prior periods, the financial condition and results of operations of the Company and each Subsidiary as of the dates and for the periods shown. Neither the Company nor any Subsidiary has any liability, contingent or otherwise, which is required to be reflected or reserved against under GAAP, but is not so reflected in or reserved against in the Financial Statements that could materially and adversely affect the business, affairs, prospects, assets or financial condition of the Company or such Subsidiary. Since September 30, 1998 there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of the Company or any Subsidiary except for changes in the ordinary course of business which, in the aggregate, have not been materially adverse.

      2.7 Events Subsequent to the Date of the Financial Statements. Except as set forth on Schedule 2.7, since September 30, 1998, neither the Company nor any Subsidiary has (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except liabilities under contracts and borrowings entered into in the ordinary course of business, (iii) discharged or satisfied any Lien or Encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Financial Statements and current liabilities incurred since September 30, 1998, in the ordinary course of business, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than Liens of current real property Taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, except in the ordinary course of business, (vii) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements entered into in the ordinary course of business, (viii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation, except in the ordinary course of business,
(x) made any material change in the manner of its business or operations, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

      2.8 Litigation. Except as otherwise set forth on Schedule 2.8, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary or affecting any of the Company's or such Subsidiary's properties or assets, or to the knowledge of the Company against any officer, key employee or shareholder of the Company or any Subsidiary in his or her capacity as such, nor has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery. Neither the Company, any Subsidiary, nor any officer, key employee or shareholder of the Company, any Subsidiary in his or her capacity as such is, to the knowledge of the Company, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency.

      2.9 Compliance with Laws and Other Instruments. The Company and its Subsidiaries are in compliance with all of the provisions of this Agreement and of its charter and by-laws, and in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, judgment, decree, judicial order, statute, and regulation by which any of them is bound or to which any of them or any of their respective properties are subject. Neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares and Warrant, or the Warrant Shares upon exercise of the Warrant or the Conversion Shares upon conversion of the Purchased Shares and Warrant Shares, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company or any Subsidiary pursuant to any provision of the Company's or such Subsidiary's charter or by-laws, or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which the Company or any Subsidiary is bound or to which the Company or any Subsidiary or any of their respective properties are subject, or, to the knowledge of the Company, will cause the Company or any Subsidiary to lose the benefit of any right or privilege it presently enjoys or, to the knowledge of the Company, cause any Person who is expected to normally do business with the Company or any Subsidiary to discontinue to do so on the same basis.

      2.10 Taxes. The Company and each Subsidiary has filed all Tax returns (including statements of estimated Taxes owed) required to be filed within the applicable periods for such filings and has paid all Taxes required to be paid, and has established adequate reserves (net of estimated Tax payments already made) for the payment of all Taxes payable in respect to the period subsequent to the last periods covered by such returns. Except as set forth on

Schedule 2.10, no deficiencies for any Tax are currently assessed against the Company or any Subsidiary, and no Tax returns of the Company or any Subsidiary have been audited during the last three (3) years, and, there is no such audit pending or, to the knowledge of the Company, contemplated. There is no Tax Lien, whether imposed by any federal, state or local Taxing authority, outstanding against the assets, properties or business of the Company or any Subsidiary. For the purposes of this Agreement, the terms "Tax" and "Taxes" shall include all federal, state, local and foreign Taxes, including income, franchise, property, sales, withholding, payroll and employment Taxes.

      2.11 Real Property.

            (a) Schedule 2.11 sets forth the addresses and uses of all real property that the Company or any Subsidiary owns, leases or subleases, and any Lien or Encumbrance of record on any such owned real property or the Company's or Subsidiary's leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, the lease term and the financial obligations of the lessee thereunder.

            (b) Except as set forth on Schedule 2.11, the Company or its Subsidiary, as the case may be, has good and marketable title to, and owns free and clear of all Liens and Encumbrances, all property listed as owned by the Company or any Subsidiary on Schedule 2.11, and, there is no material violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned, leased or subleased by the Company or any Subsidiary.

            (c) There are no material defaults by the Company or any Subsidiary or, to the knowledge of the Company, by any other party to a lease listed thereon, which might curtail the present use of the Company's and such Subsidiary's property listed on Schedule 2.11. The performance by the Company of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule 2.11.

      2.12 Personal Property. Except as set forth on Schedule 2.12 and except for property sold or otherwise disposed of in the ordinary course of business since September 30, 1998, the Company and its Subsidiaries own free and clear of any Liens or Encumbrances, all of the material personal property reflected as owned by the Company and its Subsidiaries in the balance sheet contained in the Financial Statements, and all other material items of personal property acquired by the Company and its Subsidiaries through the date hereof. All items of such material personal property necessary to the operation of the business of the Company are in good operating condition, normal wear and tear excepted.

      2.13 Patents, Trademarks, etc. Set forth on Schedule 2.13 is a list of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications trade names and registered copyrights, and all applications for such that are in the process of being prepared, or that are owned by or registered in the name of the Company or any Subsidiary, or of which the Company or any Subsidiary is a licensor or licensee or in which the Company or any Subsidiary has any right. The Company and its Subsidiaries own or possess adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary to the conduct of their business as conducted and as proposed to be conducted, and no claim is pending or, to the knowledge of the Company, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no known basis for any such claim (whether or not pending or threatened). Except as set forth in Schedule 2.13, no claim is pending or, to the knowledge of the Company, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company or any Subsidiary otherwise has the right to use, is invalid or unenforceable by the Company or such Subsidiary, and there is no known basis for any such claim (whether, or not pending or threatened). To the knowledge of the Company, all technical information developed by and belonging to the Company and its Subsidiaries which has not been patented or copywritten has been kept confidential. Neither the Company nor any Subsidiary has granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company or such Subsidiary. Except as set forth in Schedule 2.13, no current or former stockholder, employee, officer or director of the Company or any of its Subsidiaries has (directly or indirectly) any right, title or interest in any of the rights described on Schedule 2.13 other than such right which such Person may enjoy as a stockholder of the Company.

      2.14 Agreements of Directors, Officers and Employees. To the knowledge of the Company, no director, officer or employee of or consultant to the Company or any Subsidiary is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company or such Subsidiary because of the nature of the business conducted or proposed to be conducted by the Company or such Subsidiary, or relating to the use of trade secrets or proprietary information of others. Schedule 2.14 hereto sets forth the name and address of each person currently serving as a director and/or officer of the Company, and each person listed on Schedule 2.14 was duly elected and is presently serving as a director and/or officer, as the case may be. Set forth on
Schedule 2.14 is a list of all employees of the Company who have executed an employee confidentiality agreement, invention assignment agreement or non-competitive or non-solicitation agreement with the Company.

      2.15 Governmental and Industrial Approvals. The Company and each of its Subsidiaries has all the permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Company and such Subsidiaries to conduct their respective businesses as presently conducted. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

      2.16 Federal Reserve Regulations. Neither the Company nor any of its Subsidiaries has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the sale of the Purchased Shares will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

      2.17 Contracts and Commitments. Except as set forth on Schedule 2.17 attached hereto, neither the Company nor any Subsidiary has any contract, obligation or commitment which is material or which involves a potential material commitment or any stock redemption or stock purchase agreement, financing agreement, license or lease. For purposes of this Section 2.17, a contract, obligation or commitment shall be deemed material if it requires future expenditures by the Company or any Subsidiary in excess of $100,000 or might result in payments to the Company or any Subsidiary in excess of $100,000.

      2.18 Securities Act. The Company has complied and will comply with all applicable federal or state securities laws in connection with the issuance and sale of the Purchased Shares and Warrant and the issuance of the Warrant Shares upon exercise of the Warrant and the issuance of the Conversion Shares upon conversion of the Purchased Shares and Warrant Shares. Neither the Company nor anyone acting on its behalf has offered any of the Purchased Shares or Warrant, or similar securities, or solicited any offers to purchase any of such securities, so as to bring the issuance and sale of the Purchased Shares and Warrant under the registration provisions of the Act.

      2.19 Registration Rights. The Company has not granted any rights relating to registration of its capital stock under the Act or state securities laws other than those contained in this Agreement and the Related Agreements and those described on Schedule 2.19 hereto.

      2.20 Insurance Coverage. Schedule 2.20 hereto contains an accurate summary of the insurance policies currently maintained by the Company and its Subsidiaries. Except as described on Schedule 2.20, there are currently no claims pending against the Company or any Subsidiary under any insurance policies currently in effect and covering the property, business or employees of the Company and its Subsidiaries, and all premiums due and payable with respect to the policies maintained by the Company and its Subsidiaries have been paid.

      2.21 Employee Matters. Except as set forth on Schedule 2.21, neither the Company nor any Subsidiary has in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral. The Company has no knowledge that any of the officers or other key employees of the Company or any Subsidiary presently intends to terminate his employment. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Company and each Subsidiary is in compliance in all material respects with the terms of all plans, programs and agreements listed on Schedule 2.21, and each such plan, program or agreement is in compliance in all material respects with all of the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No such plan or program has engaged in any "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such plan or program. With respect to each plan listed on Schedule 2.21, all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed.

      2.22 No Brokers or Finders. Except as set forth on Schedule 2.22, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Subsidiaries.

      2.23 Transactions with Affiliates. Except as set forth on Schedule 2.23, there are no loans, leases or other agreements, understandings or continuing transactions between the Company or any Subsidiary on the one hand, and any officer or director of the Company or any Subsidiary or any person owning one percent (1%) or more of the Common Stock of the Company or any respective family member or affiliate of such officer, director or shareholder on the other hand.

      2.24 Assumptions, Guarantees, etc. of Indebtedness of Other Persons. Except as set forth on Schedule 2.24, neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection.

      2.25 Restrictions on Subsidiaries. Except as set forth on Schedule 2.25, there are no restrictions on the Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets between the Company and any of its Subsidiaries or between any Subsidiaries of the Company.

      2.26 Environmental Matters. Except as disclosed on Schedule 2.26:

            (a) (i) Neither the Company nor any Subsidiary has ever generated, transported, used, stored, treated, disposed of, or managed any hazardous waste except in compliance with applicable law; (ii) no Hazardous Waste or Hazardous Material, has ever been or, to the knowledge of the Company, is threatened to be spilled, released, or disposed of by the Company or any Subsidiary at any site presently or formerly owned, operated, leased, or used by the Company or any Subsidiary or to the knowledge of the Company, has ever come to be located in the soil or groundwater at any such site; (iii) except in compliance in all material respects with applicable law, no Hazardous Waste or Hazardous Material has ever been transported by the Company or any Subsidiary from any site presently or formerly operated, leased, or used by the Company for treatment, storage, or disposal at any other place; (iv) neither the Company or any Subsidiary does presently own, operate, lease, or use, nor, to the knowledge of the Company, has the Company or any Subsidiary previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no Lien has been imposed and not subsequently released by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or any Subsidiary in connection with the presence of any Hazardous Waste or Hazardous Material.

            (b) (i) Neither the Company or any Subsidiary has liability under, nor has the Company or any Subsidiary ever violated in any material respect, without remediation, any Environmental Laws; (ii) every property owned, operated, leased, or used by the Company or any Subsidiary, and every facility and operation thereon, are presently in compliance with all applicable Environmental Laws in all material respects; and (iii) neither the Company or any Subsidiary has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

            (c) No site owned, operated, leased, or used by the Company or any Subsidiary contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCBs") or equipment containing PCBs, or any urea formaldehyde foam insulation.

            (d) The Company has provided to the Purchasers or their representatives copies of all documents, records, and information received or generated by the Company after January 1, 1993 to the Company or any Subsidiary concerning any environmental or health and safety matter relevant to the Company or any Subsidiary whether generated by the Company, or others, in the nature of environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Waste or Hazardous Material, spill control plans, and reports, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

      2.27 U.S. Real Property Holding Corporation. Neither the Company nor any Subsidiary is now and has ever been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company or any Subsidiary has filed with the Internal Revenue Service all statements, if any, with its United States income Tax returns which are required under Section 1.897-2(h) of such Regulations.

      2.28 Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the knowledge of the Company, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company or any Subsidiary by, any governmental or political official in any country in the world.

      2.29 Corporate Records. The minute books of the Company and each of its Subsidiaries contain accurate, complete and current copies of all charter documents and of all minutes of meetings, resolutions and other proceedings of its board of directors and shareholders, duly signed by the Secretary, an Assistant Secretary or another appropriate officer, all directors or all shareholders, as appropriate. The stock record book of the Company and each of its Subsidiaries are also complete, correct and current. The Company has made available true, correct and complete copies of such minute books and stock record books to the Purchasers.

      2.30 Management Presentation. The Company has previously delivered to each Purchaser a copy of the Company's Management Presentation attached hereto as
Exhibit 2.30. (the "Management Presentation"). The description in the Management Presentation of the Company's business is true and correct in all material respects as of the date of the specific document of the Management Presentation in which such description is found. The pro forma financial information and financial projections included in the Management Presentation were prepared with due care based on assumptions believed by the Company to be reasonable, and presents the Company's good faith estimate of future results based on information available as of the date of the specific document of the Management Presentation in which such financial information and/or projection is found (as the case may be). The material entitled "Meeting" and dated August 25, 1998 and the list entitled "Thin Film Head Fab Locations/World Wide" and dated August 25, 1998, describes the Company's reasonable assessment of the total market for its products at the respective dates of such material and list. The list entitled "CVC Data Storage and Semiconductor Equipment PNOR" (the "PNOR List") and dated August 19, 1998 is the list of customers that the Company was soliciting at the date of such list. A copy of the PNOR List has been previously delivered to the Purchasers.

      2.31 Intentionally Omitted.

      2.32 Disclosures. Neither this Agreement, any Schedule or Exhibit to this Agreement, the Related Agreements or the Financial Statements contains any untrue statement of a material fact or omits a material fact necessary to make the statements made herein or therein, in light of the circumstances in which made, not misleading. There is no fact known to the Company which, in the Company's reasonable business judgment on the date hereof, materially and adversely affects the business, or financial condition of the Company or its properties or assets, which has not been set forth herein or in any other document delivered in connection herewith.

                                   ARTICLE III

                      AFFIRMATIVE COVENANTS OF THE COMPANY

      Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will observe the following covenants on and after the date hereof and until the consummation of the first Qualified Public Offering unless the Advent Representative otherwise consents:

      3.1 Accounts and Reports. The Company will, and will cause each of its Subsidiaries to, maintain a standard system of accounts in accordance with GAAP consistently applied and the Company will, and will cause each of its Subsidiaries to, keep full and complete financial records. The Company will furnish to each Purchaser the information set forth in this Section 3.1.

            (a) Within one hundred twenty (120) days after the end of each fiscal year, a copy of the audited annual consolidated financial statement (including income statements balance sheets) and cash flow statements of the Company and its Subsidiaries as of the end of such year, prepared in accordance with GAAP, duly certified by an independent public accountant of national recognition selected by the Board of Directors of the Company.

            (b) Within thirty (30) days after the end of each calendar month in each fiscal year (other than the last month in each fiscal year) an unaudited consolidated monthly financial statement (including income statements, balance sheets, cash flow statements, and comparisons to budget) of the Company and its Subsidiaries as of the end of such month, setting forth in each case in comparative form (i) the corresponding figures for the corresponding period of the preceding fiscal year for the Company and each of its Subsidiaries, as the case may be, and (ii) the corresponding figures for the corresponding period set forth in the Management Presentation, all in reasonable detail and prepared in accordance with GAAP (except for normal year end adjustments and the absence of footnotes).

            (c) No later than thirty (30) days prior to the commencement of each fiscal year consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its Subsidiaries in respect of such fiscal year; provided, however, that all such budgets, projections and revisions shall be subject to the prior approval of a majority of the Board of Directors of the Company;

            (d) At the time of delivery of each annual statement, a certificate, executed by either the president or chief financial officer of the Company stating (i) that such officer has caused this Agreement to be reviewed and has no knowledge of any default by the Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement or, if such officer has such knowledge, specifying such default, and (ii) with respect to the delivery of annual statements, a statement as to the then conversion value of the Purchased Shares and the number of Conversion Shares into which each share of Series C Preferred Stock may then be converted.

            (e) Promptly upon receipt thereof and review by the Company's Board of Directors, any written report, so called "management letter," and any other communication submitted to the Company or any Subsidiary by its independent public accountants relating to the business, prospects or financial condition of the Company and its Subsidiaries;

            (f) Promptly after the commencement thereof, notice of (i) all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary which, if successful, could have a material adverse effect on the Company and its Subsidiaries, taken as a whole; and (ii) all material defaults by the Company or any Subsidiary (whether or not declared) under any agreement for money borrowed (unless waived or cured within applicable grace periods);

            (g) Promptly upon sending, making available, or filing the same, all reports and financial statements which the Company (or any Subsidiary) shall send or make available generally to the shareholders of the Company as such or to the Commission; and

            (h) Such other information with regard to the business, properties or the condition or operations, financial or otherwise, of the Company or its Subsidiaries as the Purchasers may from time to time reasonably request.

      3.2 Payment of Taxes. The Company will pay and discharge (and cause any Subsidiary to pay and discharge) all Taxes, assessments and governmental charges or levies imposed upon it, the Company and the Subsidiaries or upon their respective income or profits, or upon any properties belonging to each of them, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Company (or any Subsidiary), provided that neither the Company nor any Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto.

      3.3 Maintenance of Key Man Insurance. The Company will, at its expense, obtain within sixty (60) days of the date hereof, and continue to maintain a life insurance policy with a responsible and reputable insurance company payable to the Company on the life of Christine B.

Whitman in the face amount of at least One Million Dollars ($1,000,000). The Company will maintain such policy and will not cause or permit any assignment of the proceeds of such policy and will not borrow against such policy.

      3.4 Compliance with Laws, etc. The Company will comply (and cause each of its Subsidiaries to comply) with all applicable laws, rules, regulations and orders of any governmental authority, the noncompliance with which could materially adversely affect the business, assets, or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

      3.5 Inspection. Upon prior notice, at any reasonable time during normal business hours and from time to time, the Company (and each of its Subsidiaries) will permit any one or more of the Purchasers, or any of their authorized agents or representatives, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its Subsidiaries) and to discuss the Company's affairs, finances and accounts with any of its officers or directors; provided that any Person or Persons exercising rights under this Section 3.5 shall (i) use all reasonable efforts to ensure that any such examination or visit results in a minimum of disruption to the operations of the Company and (ii) prior to the Company disclosing or providing access to information with respect to the Company, shall agree in writing to keep all proprietary information of the Company disclosed to him in the course of such inspection confidential in a manner consistent with prudent business practices and treatment of such Person's or Persons' own confidential information. The rights granted under this Section 3.5 shall be in addition to any rights which any Purchaser may have under applicable law in its capacity as a shareholder of the Company.

      3.6 Corporate Existence; Ownership of Subsidiaries. The Company will, and will cause its Subsidiaries to, at all times preserve and keep in full force and effect their corporate existence, and rights and franchises material to the business of the Company and its Subsidiaries, taken as a whole, and will qualify, and will cause each of its Subsidiaries to qualify, to do business as a foreign corporation in any jurisdiction where the failure to do so would have a material adverse effect on the business, condition (financial or other), assets, properties or operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company may merge or liquidate one or more of its Subsidiaries into the Company or into another Subsidiary. Except for entities in which the value of the Company's equity interests are less than $1,000,000, the Company or a Subsidiary shall at all times own of record and beneficially, free and clear of all Liens, charges, restrictions, claims and Encumbrances of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries.

      3.7 Compliance with ERISA. The Company will comply, (and cause each of its Subsidiaries to comply) in all material respects with all minimum funding requirements applicable to any pension or other employee benefit plans which are subject to ERISA or to the Code, and comply in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the

Company nor any of its Subsidiaries will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which cause the Lien provided for in Section 3068 of ERISA to attach to the assets of the Company or any of its Subsidiaries.

      3.8 Board Approval. No later than thirty (30) days after the commencement of each fiscal year, the Company will prepare and submit to its Board of Directors for its approval prior to such year end a business plan, which shall include an operating plan and budget, cash flow projections and profit and loss projections, all itemized in reasonable detail for the immediately following year.

      3.9 Financings. The Company will promptly provide to the Board of Directors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any possible financing of any nature for the Company (or any of its Subsidiaries), whether initiated by the Company or any other Person.

      3.10 Board of Directors Meetings. The Company shall use its best efforts to fix the number of members of its Board of Directors at nine (9) and to cause the election of the Advent Representative (as such term is defined in the Stockholders Agreement) as a member of its Board of Directors. The Advent Representative will be nominated by Global Private Equity III Limited Partnership. The Certificate of Incorporation of or By-laws of the Company shall at all times provide for indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law. The Company agrees to the fullest extent permitted by law to indemnify the Advent Representative on the Board of Directors pursuant to its Certificate of Incorporation and By-Laws. The Company shall ensure that meetings of its Board of Directors are held at least four (4) times each year, and will reimburse the Advent Representative for his reasonable travel expenses, including the cost of airfare and any necessary meals and lodging, incurred in connection with attending meetings of the Board of Directors. In addition, the Company shall maintain at all times a Compensation Committee and an Audit Committee of the Board of Directors. The Advent Representative shall be a member of the Audit Committee and shall have those responsibilities set forth in the Stockholders Agreement or as may be determined from time to time by a majority of the entire Board of Directors. In addition to the four (4) meetings of the Board of Directors to be held annually as described herein, the Company covenants and agrees that it shall cause each of the Chief Executive Officer and the Chief Financial Officer of the Company to be available to meet with the Advent Representative either in person or by telephone upon the reasonable request of the Advent Representative while the Advent Representative is a member of the Board of Directors.

      3.11 Rule 144A Information. The Company shall, upon the written request of any Purchaser, provide to such Purchaser and to any prospective institutional transferee of the Purchased Shares or Conversion Shares designated by such Purchaser, such financial and other information as is available to the Company or can be reasonably obtained by the Company without material expense and as such Purchaser may reasonably determine is required to permit such transfer to comply with the requirements of Rule 144A promulgated under the Act.

      3.12 Regular Course of Business. The Company agrees that on and after the date hereof and prior to the Closing that it and each of its Subsidiaries will carry on its business diligently and in the ordinary course and substantially in the same manner as heretofore carried on and will use its best efforts to preserve its present business organization intact, keep available the services of its present officers, agents and employees and preserve its present relationships with suppliers, customers and other persons having business dealings with it.

      3.13 Intentionally Omitted.

      3.14 Insurance. The Company and each Subsidiary will keep its insurable properties insured, upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage sufficient in the reasonable business judgment of the Company to protect the Company. The Company will also maintain, upon reasonable business terms, with such insurers insurance against other hazards and risks and liability to persons and property sufficient in the reasonable business judgment of the Company to protect the Company and each Subsidiary. Notwithstanding the foregoing, within six (6) months from the date of the Closing and prior to a Qualified Public Offering, the Company shall, at its sole expense, obtain and continue to maintain director and officer liability insurance coverage for each of its officers and directors with a responsible and reputable insurance company at reasonable commercial rates.

      3.15 Maintenance of Properties. The Company will and will cause each of its Subsidiaries to maintain all properties used or useful in the conduct of its business in good repair, working order and continue as necessary to permit such business to be properly conducted.

                                   ARTICLE IV

                       NEGATIVE COVENANTS OF THE COMPANY

      Without limiting any other covenants and provisions hereof, the Company covenants and agrees that it will comply (and will cause each Subsidiary to comply) with each of the provisions of this Article IV on and after the date hereof until the earlier of the conversion of all the Series C Preferred Stock or the closing of a Qualified Public Offering.

      4.1 Intentionally Omitted.

      4.2 Dealings with Affiliates. Except as set forth on Schedule 4.2 and except for transactions made on an arms-length basis, or through the Company's normal and customary dealings, the Company will not enter into any transaction including, without limitation, any loans or extensions of credit or royalty agreements with any officer or director of the Company or any Subsidiary or holder of any class of capital stock of the Company, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or shareholders or members of their immediate families, except for (i) advances in reasonable amounts made to employees of the Company or any Subsidiary for valid business purposes, provided that such advances are repaid to the Company within 90 days, and (ii) advances made to employees of the Company, upon approval of the Board of Directors, related to such employees' exercise of stock options.

      4.3 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. Except as set forth on Schedule 4.3, the Company shall not permit any of its Subsidiaries, directly or indirectly, to create or suffer to exist or become effective any Encumbrances or restrictions on the ability of any of its Subsidiaries to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profit owned by any of the Company or any of its Subsidiaries, or pay any indebtedness owed by any of the Subsidiaries, (ii) make loans or advances to the Company, or (iii) transfer any of its properties or assets to the Company.

      4.4 No Conflicting Agreements. The Company agrees that neither it nor any Subsidiary will, without the consent of a majority in interest of the Purchasers, enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by the Purchasers of any of their rights under this Agreement.

      4.5 Compensation; Consulting and Other Agreements. The Company's Compensation Committee, established pursuant to the Stockholders Agreement, shall determine the base salary and other compensation and benefit arrangements of the Company's Chief Executive Officer and each member of the Company's senior management who report directly to the Chief Executive Officer.

      4.6 Limitations on Indebtedness. Without the consent of the Board of Directors, the Company will not create, incur, assume or permit to exist any debt for borrowed money in excess of One Million Dollars ($1,000,000), except for (i) all deferred Taxes, and (ii) all unfunded pension fund and other employee benefit plan obligations and liabilities, but only to the extent they are permitted to remain unfunded under applicable law.

      4.7 Other Negative Covenants. The Company hereby further covenants and agrees that it will not:

            (a) Create or authorize the creation of any additional class or series of shares of stock or equity unless the same ranks junior to the Series C Preferred Stock as to conversion, redemption, the distribution of assets on the liquidation, dissolution or winding up of the Company, or increase the authorized amount of the Series C Preferred Stock or any series thereof or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series C Preferred Stock as to conversion, redemption, or the distribution of assets on the liquidation, dissolution or winding up of the Company, or create or authorize any obligation or security convertible into shares of Series C Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series C Preferred

Stock as to conversion, redemption or the distribution of assets on the liquidation, dissolution or winding up of the Company, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, provided, however, that unless the Second Closing has occurred, then the foregoing is not applicable unless the creation of any additional class or series of shares is done in contemplation of an investment in the Company by a third party for an aggregate amount equal to or greater than $10,000,000;

            (b) Amend, alter or repeal its Certificate of Incorporation, By-laws or other organizational documents in any manner, or take any other corporate action, that would alter, change or adversely affect the terms, conditions, rights or privileges of the Series C Preferred Stock, except any amendment to its Certificate of Incorporation in connection with the creation of an additional class or series of shares permitted pursuant to Section 4.7(a);

            (c) Prior to the closing of a Qualified Public Offering, declare or pay (or set aside any amounts for the payment of) dividends on any of the Common Stock or of any class or classes of stock of the Company other than dividends paid solely in shares of Common Stock;

            (d) Increase or decrease (other than by conversion as permitted hereby) the total number of authorized shares of Series C Preferred Stock;

            (e) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock of any class, any other capital stock of the Company, or any of the Company's options, warrants or convertible or exchangeable securities except that these provisions will not prohibit the Company from completing any redemption contemplated by
Section 1.6 or the redemption required by the Certificate of Incorporation or Amended and Restated Stockholders Agreement and except for acquisitions of securities of employees of the Company or its affiliates;

            (f) acquire a controlling or significant equity position in, or purchase all or substantially all of the assets of (in each case whether by merger, consolidation, private sale or otherwise) any business, person or entity ("Target") where the Target has a valuation of more than $10,000,000 for cash acquisitions or more than $10,000,000 for acquisitions by the corporation using its equity securities (provided in all cases under this Clause (f), the holders of Series C Preferred Stock will not apply their own judgment unreasonably in making their determination); or

            (g) make any investment, through the direct or indirect holding of securities or otherwise, other than (i) investments in obligations issued or guaranteed by the United States of America or any department or agency thereof or marketable municipal obligations of any state or local government, in each case having a maturity not in excess of one year or money market funds consisting (in substantial portion) of the foregoing; (ii) deposits, bankers acceptances and repurchase agreements maturing not more than one year from the date of such purchase or acquisition and evidencing direct obligations of any bank or trust company having capital surplus and undivided profits in excess of $50,000,000, (iii) commercial paper of issuers which are United States domestic corporations bearing a rating by a national credit agency of not less than A-1 or P-1, (iv) any investments not to exceed $50,000, either individually or in the aggregate, at any time outstanding (v) investments permitted by Section 3.6, and (vi) investments permitted by Section 4.7(f); or

            (h) within one (1) year following the Initial Closing, the Company may not merge or consolidate with or into any other corporation or sell, lease or convey all or substantially all of its property or business without obtaining the prior written consent of the Purchasers, provided that such consent shall not be required in the event that the consideration to be received by the Purchasers as a result of such transaction is equal to or greater than the product of $200 and the number of Purchased Shares owned by Purchaser immediately prior to such transaction.

                                   ARTICLE V

                           INVESTMENT REPRESENTATIONS

      5.1 Representations and Warranties. Each Purchaser hereby represents and warrants to the Company, understanding and agreeing that the Company is entering into this Agreement in part in reliance on such representations and warranties, as follows:

            (a) Such Purchaser is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Act.

            (b) Such Purchaser is duly authorized to execute this Agreement and the Related Agreements, and assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement and the Related Agreements to which such Purchaser is a party constitute legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms;

            (c) Such Purchaser has been advised by the Company that none of the Purchased Shares or Warrant Shares have been registered under the Act, that the Purchased Shares and Warrant Shares will be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company's reliance thereon is based in part upon the representations made by such Purchaser in this Agreement and the Related Agreements. Such Purchaser acknowledges that he, she or it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities;

            (d) Such Purchaser has been further advised and understands that no public market now exists for any of the securities issued by the Company and that a public market may never exist for the Purchased Shares, Warrant, Warrant Shares or Conversion Shares;

            (e) Such Purchaser is purchasing the Purchased Shares and Warrant for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws;

            (f) By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder;

            (g) Such Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Shares and Warrant; provided, however, that nothing in this Section 6.1 shall be deemed to vitiate or limit the representations, warranties and covenants of the Company contained in this Agreement; and

            (h) No person has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon any Purchaser, the Company, or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser.

      5.2 Permitted Sales; Legends. Notwithstanding the foregoing representations, the Company agrees that it will permit (i) a distribution of Purchased Shares or Conversion Shares by a partnership to one or more of its partners or investors or a limited liability company and its members, where no consideration is exchanged therefor by such members, partners, or to a retired or withdrawn partner who retires or withdraws after the date hereof in full or partial distribution of his interest in such partnership, or to the estate of any such partner or the transfer by gift, will or intestate succession of any partner to his spouse or to the siblings, lineal descendants or ancestors of such partner or his spouse, or to a trust created for the benefit of one or more of the foregoing, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original Purchaser hereunder and (ii) a sale or other transfer of any of the Purchased Shares, the Warrant Shares or Conversion Shares upon obtaining assurance satisfactory to the Company that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Act and applicable state securities or "blue-sky" laws, including, without limitation, receipt of an unqualified opinion to such effect of counsel reasonably satisfactory to the Company. The certificates representing the Purchased Shares and any Conversion Shares issuable upon conversion thereof shall bear a legend evidencing such restriction on transfer substantially in the following form:

      The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended ("the Act"), and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. Such shares may not be sold, offered for sale, pledged or hypothecated in the absence of such registration unless (a) the Corporation receives an opinion of counsel reasonably satisfactory to it stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of the act, (b) it is established to the satisfaction of the Corporation that such sale or transfer is in a transaction which is exempt under, or otherwise in compliance with, such laws or (c) the Corporation receives a "no action" letter or similar declaration from the securities and exchange commission to the effect that such sale or transfer without registration will not result in a recommendation by said commission that action be taken with respect thereto. Copies of the agreements covering the purchase of these shares and restricting the sale, assignment, transfer, or other disposition of, or the voting of, the shares represented by this certificate may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Corporation at the principal executive offices of the Corporation.

      The Corporation is authorized to issue more than one class of stock. Shareholders may obtain, upon written request and without charge, a statement of the rights, preferences, privileges, and restrictions granted to or imposed upon each class or series of shares authorized to be issued and upon the holders thereof from the principal office of the Corporation.

                                   ARTICLE VI

                      CONDITIONS OF PURCHASERS' OBLIGATION

      6.1 Effect of Conditions. The obligation of the Purchasers to purchase and pay for the Purchased Shares at the Initial Closing, if any, shall be subject at their election to the satisfaction of each of the conditions stated in the following Sections of this Article VI.

      6.2 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date of the Closing with the same effect as though made on and as of that date, and the Purchasers shall have received a certificate dated as of such Closing and signed on behalf of the Company to that effect.

      6.3 Performance. The Company shall have performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it at or prior to the Closing, and the Purchasers shall have received a certificate dated as of such Closing and signed on behalf of the Company to that effect.

      6.4 Amendment to Certificate of Incorporation. The Certificate of Incorporation of the Company shall have been amended to provide for the authorization of the Purchased Stock with the terms set forth in Exhibit A hereto.

      6.5 Warrant Agreement. A Warrant Agreement in the form attached hereto as Exhibit B shall have been executed by the Company and each of the Purchasers.

      6.6 Opinion of Counsel. The Purchasers shall have received an opinion, dated the date of the Closing, from Dewey Ballantine LLP, counsel to the Company, in the form attached hereto as Exhibit C.

      6.7 Certified Documents, etc. Counsel for the Purchasers shall have received a copy of the Company's Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware and copies of the Company's By-Laws certified by its Secretary, as well as any and all other documents, including certificates as to votes adopted and incumbency of officers and certificates from appropriate authorities as to the legal existence and good standing of the Company and its Subsidiaries, which the Purchasers or their counsel may reasonably request.

      6.8 No Material Adverse Change. The business, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries shall not have been materially adversely affected since the date of this Agreement, whether by fire, casualty, act of God or otherwise, and there shall have been no other changes in the business, properties, assets, condition (financial or otherwise), management or prospects of the Company or any of its Subsidiaries that would have a material adverse effect on their respective businesses or assets.

      6.9 Stockholders Agreement. The Company, each Purchaser, and certain shareholders of the Company shall have executed the Stockholders Agreement in the form of Exhibit D attached hereto.

      6.10 Registration Rights Agreement. The Company, each Purchaser and certain shareholders of the Company shall have executed the Registration Rights Agreement in the form of Exhibit E attached hereto.

      6.11 Employee Confidentiality and Invention Assignment Agreement. Each key technical and management personnel of the Company, designated by the Purchasers, shall have executed an Confidentiality and Invention Assignment Agreement in the form of Exhibit F attached hereto.

      6.12 Board Election. Concurrently with the Closing, the Board of Directors of the Company shall have been fixed at nine (9) members to be designated as provided for in the Stockholders Agreement.

      6.13 Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Purchased Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Related Agreements, the Purchased Shares, and the Conversion Shares and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

      6.14 Series C Preferred Stock Certificates. The Company shall have delivered a stock certificate to each Purchaser representing that number of shares of Series C Preferred Stock and set Purchaser's name on Schedule 1.1 attached hereto.

                                  ARTICLE VII

                     CONDITIONS OF THE COMPANY'S OBLIGATION

      7.1 Effect of Conditions. The Company's obligation to sell the Purchased Shares shall be subject at its election to the satisfaction of each of the conditions stated in the following Sections of this Article VII.

      7.2 Representations and Warranties; Performance. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct on the date of the Closing with the same effect as though made on and as of that date and, with respect to the Company's obligation to issue and deliver Purchased Shares of any Purchaser, such Purchaser shall have tendered payment for the Purchased Shares at the Closing in accordance with Section 1.4 hereof.

      7.3 Stockholders' Agreement. The Company, each Purchaser, and certain shareholders of the Company shall have executed the Stockholders' Agreement in the form of Exhibit C attached hereto.

      7.4 Registration Rights Agreement. The Company, each Purchaser, and certain shareholders of the Company shall have executed the Registration Rights Agreement in the form of Exhibit D attached hereto.

      7.5 Consideration for the Shares. Each of the Purchasers shall pay the purchase price of the Purchased Shares each is purchasing, as set forth on
Schedule 1.1 attached hereto, in full at the Closing either by check or by wire transfer to an account designated in writing by the Company.

                                  ARTICLE VIII

                            [INTENTIONALLY OMITTED]

                                   ARTICLE IX

                              CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Act" shall have the meaning set forth in Section 2.4(c).

      "Advent Representative" shall have the meaning set forth in the Stockholders Agreement.

      "Agreement" means this Stock Purchase Agreement as from time to time amended and in effect between the parties.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Commission" shall have the meaning set forth in Section 2.3.

      "Common Stock" will include (a) the Company's Common Stock as authorized on the date of this Agreement, (b) any other capital stock of any class or classes of the Company authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and
(c) any other securities of the Company into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

      "Company" means and shall include CVC, Inc., a Delaware corporation, its predecessors, successors and assigns.

      "Confidential Information" shall have the meaning set forth in Section 11.11.

      "Confidentiality and Invention Assignment Agreement" shall have the meaning set forth in Section 2.2.

      "Conversion Shares" shall have the meaning set forth in Section 1.3.

      "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

      "Environmental Laws" shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment and worker health and safety, including, without limitation, laws relating to releases or threatened releases of hazardous waste or materials (and permits, licenses and approvals which may be required under such laws, regulations, rules and ordinances) into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Waste or Hazardous Material and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting hazardous waste or materials.

      "ERISA" shall have the meaning set forth in Section 2.21.

      "Financial Statements" shall have the meaning set forth in Section 2.6.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

      "Hazardous Waste or Hazardous Material" shall include any hazardous, toxic, infectious, or radioactive substances, including petroleum products including without limitation, those substances regulated pursuant to the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 USC ss.9601 et seq., the Federal Resource Conservation and Recovery Act, 42 USC ss.6901 et seq., the Federal Water Pollution Contract Act, 33 USC ss.1251 USC ss.2601, et seq., and any applicable state environmental statutes and regulation, all present and future amendments to such statutes, and all regulations promulgated thereunder.

      "Initial Closing" and "Initial Closing Date" shall have the meaning set forth in Section 1.4.

      "Intellectual Property" shall have the meaning set forth in Section 2.13.

      "Knowledge" of the Company and similar terms shall mean the actual knowledge of the Company's Chief Executive Officer and those members of the Company's senior management who report directly to the Company's Chief Executive Officer.

      "Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

      "Management Presentation" shall have the meaning set forth in Section
2.30.

      "Permitted Recipients" shall have the meaning set forth in Section 11.11.

      "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

      "Purchased Shares" shall have the meaning set forth in Section 1.1.

      "Purchaser" shall have the meaning set forth in Section 1.1.

      "Qualified Public Offering" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Act covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company equal at least $20,000,000.

      "Registration Rights Agreement" shall have the meaning set forth in
Section 2.2.

      "Related Agreements" shall have the meaning set forth in Section 2.2.

      "Seagate Warrant" shall have the meaning set forth in Section 2.4.

      "Second Closing" and "Second Closing Date" shall have the meaning set forth in Section 1.5.

      "Series C Preferred Stock" shall have the meaning set forth in Section
1.1.

      "Stockholders Agreement" shall have the meaning set forth in Section 2.2.

      "Stock Option Plan" means the Company's 1996 Stock Option Plan and 1997 Stock Option Plan in effect as of the date hereof.

      "Subsidiary" or "Subsidiaries" means any corporation, association or other business entity of which the Company and/or any of its other Subsidiaries (as herein defined), directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

      "Target" shall have the meaning set forth in Section 4.7.

      "Tax" and "Taxes" shall have the meaning set forth in Section 2.10.

      "Warrant Agreement" shall have the meaning set forth in Section 1.2.

      "Warrant" shall have the meaning set forth in Section 1.2.

      "Warrant Shares" shall have the meaning set forth in Section 1.2.

                                   ARTICLE X

                                  TERMINATION

      10.1 Termination by Mutual Written Consent. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Initial Closing by the written agreement of the Company and the Purchasers.

      10.2 Termination for Breach. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Initial Closing (or any date to which such Initial Closing may have been extended by the written agreement of the parties obligated to perform on such Initial Closing) by any party obligated to perform on such Initial Closing if the conditions for its benefit set forth in Article VI or VII, as the case may be, have not been satisfied on or prior to such Initial Closing and if the conditions for the benefit of the other parties have been satisfied or waived, and if such performing party shall have given written notice of termination to the non-performing party.

      10.3 Termination for Delay. Unless earlier terminated in accordance with
Section 10.1 or 10.2, this Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company or the Purchasers if the Initial Closing does not occur by December 15, 1998, provided, however, that the right to terminate this Agreement under this Section 10.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to occur on or before such date.

      10.4 Rights After Termination. Upon termination of this Agreement under this Article X, the parties shall be released from all obligations arising hereunder, except as to any liability for misrepresentations, breach or default in connection with any warranty, representation, covenant, duty or obligation given, occurring or arising prior to the date of termination and except as to the Company's obligations under Section 11.6 hereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

      11.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing of the transaction contemplated hereby.

      11.2 Parties in Interest. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto (including permitted transferees of any of the Purchased Shares). Except as may be required to be disclosed by order of a court or otherwise required by law, the parties agree to maintain in confidence the terms of the purchase of the Purchased Shares hereunder, except that the Purchasers may disclose such terms to their investors in the ordinary course and except that the Company may disclose such terms to its shareholders, accountants, bankers and advisors in the ordinary course.

      11.3 Shares Owned by Affiliates. For the purposes of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any affiliate of a Purchaser shall be deemed to be owned by such Purchaser. For the purpose of this Agreement, the term "affiliate" shall mean any Person controlling, controlled by or under common control with, a Purchaser and any general or limited partner of a Purchaser. Without limiting the foregoing, each Purchaser shall be considered an affiliate of each other Purchaser.

      11.4 Amendments and Waivers. Amendments or additions to this Agreement may be made and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company (or the consent of the Advent Representative as herein provided) and the holders of a majority of the Conversion Shares, assuming for such purposes the conversion of all shares. Prompt notice of any such amendment or waiver shall be given to any Person who did not consent thereto. This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.

      11.5 Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchasers at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

The Company:            CVC, Inc.
                        525 Lee Road
                        Rochester, New York 14606
                        Attention: President
                        Tel: (716) 458-2550
                        Fax: (716) 458-0426

with copy to:           Dewey Ballantine LLP
                        1301 Avenue of the Americas
                        New York, New York
                        Attention: Frederick W. Kanner, Esq.
                        Tel: (212) 259-7300
                        Fax: (212) 259-7302

The Purchasers:         The address set forth opposite the Purchaser's name on
                        Schedule 1.1 attached hereto.

with copy to:           Hutchins, Wheeler & Dittmar
                        A Professional Corporation
                        101 Federal Street
                        Boston, Massachusetts 02110
                        Attention: Anthony J. Medaglia, Jr., P.C.
                        Tel: (617) 951-6600
                        Fax: (617) 951-1295

      11.6 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, provided, however, that the Company shall pay (i) the Purchasers' reasonable costs and expenses, for legal counsel and accounting review (not including audit procedures performed by such accountants), in connection with the investigation, preparation, execution and delivery of this Agreement (and due diligence related thereto) and the other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby; provided, however, that Advent shall use its best efforts to keep such costs and expenses to a minimum, and in no case shall such costs and expenses exceed $40,000.

      11.7 Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

      11.8 Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.

      11.9 Adjustments. All provisions of this Agreement shall be automatically adjusted to reflect any stock dividend, stock split or other such form of recapitalization.

      11.10 Governing Law. This Agreement shall be deemed a contract made under the laws of the State of Delaware and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement may be commenced and maintained in any court of competent jurisdiction located in the State of Delaware, and that the United States District Court for Delaware County, Delaware shall have non-exclusive jurisdiction over any such action, suit or proceeding brought by any of the parties hereto. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section
11.5 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

      11.11 Confidentiality. Each Purchaser covenants and agrees that such Purchaser shall maintain the confidentiality of all financial, confidential and proprietary information of the Company ("Confidential Information") that is provided to such Purchaser under this Agreement or that is otherwise provided to such Purchaser by the Company and identified by the Company in writing to such Purchaser as being of a confidential nature. For purposes hereof, "Confidential Information" shall not include any information which (i) was available to or in possession of such Purchaser or any employees thereof or any beneficial owner of a partnership interest in such Purchaser (collectively referred to herein as "Permitted Recipients") prior to the time of disclosure to such Purchaser by the Company or its representatives, (ii) is or becomes generally available to the public other than as a result of a disclosure by any of such Permitted Recipients, or (iii) is or becomes available to such Permitted Recipients on a nonconfidential basis by a third party which is not bound by a confidentiality agreement with the Company. Notwithstanding the preceding sentence, a Purchaser may (a) disclose such confidential information when required by law or governmental order or regulation or when required by a subpoena or other process, provided that such Purchaser shall use reasonable efforts to give the Company prior notice thereof; (b) disclose such confidential information to the extent necessary to enforce this Agreement; (c) disclose such confidential information to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, provided that the requirements of this Section 11.11 shall in turn be binding on any such attorney, accountant consultant or other professional; (d) disclose such confidential information as may be required by any prospective purchaser of any Shares or Conversion Shares from such Purchaser, provided that such proposed sale is in compliance with the restrictions imposed by this Agreement and the Related Agreements and such prospective purchaser agrees in writing to be bound by the provisions of this
Section 11.11; and (e) disclose such confidential information to any of its affiliates, provided that the requirements of this Section 11.11 shall in turn be binding on such affiliates.

      11.12 Assignment. Each Purchaser has the right to assign or transfer any of its rights pursuant to this Agreement in connection with (and in proportion to) its transfer of securities purchased hereunder, in all cases subject to the terms of the Stockholders Agreement. The Company may not assign or transfer any of its rights pursuant to this Agreement unless the Company first obtains the express written consent of a majority of the Purchasers.

      11.13 Waiver of Jury Trial. Each of the Company and the purchasers hereby expressly waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this agreement, any other related agreements or any dealings between them relating to the subject matter of this agreement. The Company and Purchasers also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any party. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Company and the Purchasers further warrant and represent that each has reviewed this waiver with its legal counsel, and that each voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable and may only be modified either orally or in amendments, renewals, supplements or modifications to this agreement, any other related agreement or the purchased shares. In the event of litigation, this agreement may be filed as a written consent to a trial (without a jury) by the court.

                                    *******

                                   CVC, INC.
                           COUNTERPART SIGNATURE PAGE

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.

                                        CVC. INC.

                                        By: /s/ Christine B. Whitman
                                            ------------------------------------
                                            Name:  CHRISTINE B. WHITMAN
                                            Title: President & Chief Executive
                                                   Officer


                                        Global Private Equity III Limited
                                        Partnership

                                        By: Advent International Limited
                                            Partnership, General Partner
                                        By: Advent International Corporation,
                                            General Partner

                                        By:
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior Vice President


                                        Advent PGGM Global Limited Partnership

                                        By: Advent International Limited
                                            Partnership, General Partner
                                        By: Advent International Corporation,
                                            General Partner

                                        By:
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior Vice President


                                        Advent Partners GPE III Limited
                                        Partnership

                                        By: Advent International Limited
                                            Partnership, General Partner
                                        By: Advent International Corporation,
                                            General Partner

                                        By:
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior Vice President


                                        Advent Partners (NA) GPE III Limited
                                        Partnership

                                        By: Advent International Limited
                                            Partnership, General Partner
                                        By: Advent International Corporation,
                                            General Partner

                                        By:
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior Vice President


                                        Advent Partners Limited Partnership

                                        By: Advent International Limited
                                            Partnership, G.P.
                                        By: Advent International Corporation,
                                            G.P.

                                        By:
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior V.P.

                                   CVC, INC.
                           COUNTERPART SIGNATURE PAGE

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon, this letter shall become a binding agreement among us.

                                        CVC. INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        Global Private Equity III Limited
                                        Partnership

                                        By: Advent International Limited
                                            Partnership, General Partner
                                        By: Advent International Corporation,
                                            General Partner

                                        By: /s/ Douglas A. Kingsley
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior Vice President


                                        Advent PGGM Global Limited Partnership

                                        By: Advent International Limited
                                            Partnership, General Partner
                                        By: Advent International Corporation,
                                            General Partner

                                        By: /s/ Douglas A. Kingsley
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior Vice President


                                        Advent Partners GPE III Limited
                                        Partnership

                                        By: Advent International Limited
                                            Partnership, General Partner
                                        By: Advent International Corporation,
                                            General Partner

                                        By: /s/ Douglas A. Kingsley
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior Vice President


                                        Advent Partners (NA) GPE III Limited
                                        Partnership

                                        By: Advent International Limited
                                            Partnership, General Partner
                                        By: Advent International Corporation,
                                            General Partner

                                        By: /s/ Douglas A. Kingsley
                                            ------------------------------------
                                            Douglas A. Kingsley,
                                            Senior Vice President


                                        Advent Partners Limited Partnership

                                        By: Advent International Limited
                                            Partnership, G.P.
                                        By: Advent International Corporation,
                                            G.P.

                                        By: /s/ Douglas A. Kingsley
                                            ------------------------------------
                                            Douglas A. Kingsley, Senior V.P.

                                  Schedule 1.1

Purchaser                               Purchased Shares       Consideration
---------                               ----------------       -------------

Global Private Equity III                    84,000              $8,400,000
Limited Partnership

Advent PGGM                                  12,870              $1,287,000
Global Limited Partnership

Advent Partners GPE III                       1,270                $127,000
Limited Partnership

Advent Partners (NA) GPE III                    380                 $38,000
Limited Partnership

Advent Partners                               1,480                $148,000
Limited Partnership

c/o Advent International Corporation
75 State Street
Boston, MA 02109
Attention: Douglas A. Kingsley